                                                                 Exhibit 10.13

                                ROSS STORES, INC.
                           INCENTIVE COMPENSATION PLAN

The Incentive Compensation Plan (the "Plan") of Ross Stores, Inc., a Delaware corporation, and its subsidiaries (the "company"), is authorized annually by the Compensation Committee of the company's Board of Directors which shall be comprised solely of directors who are "outside directors" as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Plan is based on a total compensation concept and is designed to allow members of management to share in the company's profits based on the attainment of pre-established, corporate profit performance and individual performance goals.

The Plan is designed so that if adjusted pretax earnings, prior to payment of Plan incentive awards, are equal to or exceed the profit performance goal, each participant in the Plan will be paid an incentive award equal to a preestablished percent of salary. Exceeding the profit performance goal results in a larger incentive award for each participant and failure to achieve the profit performance goal will eliminate, or substantially reduce, the incentive award. Additionally, Plan participants other than the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents ("Executive Officers") may have their incentive award amounts increased or decreased based on individual, appraised job performance.

PARTICIPANTS

Participants shall be the Officers of the company and those employees designated as District Managers, Directors, Buyers, Counselors and other employees designated by the Compensation Committee.

PLAN DESIGN

At the beginning of each fiscal year, the Compensation Committee shall establish in writing a profit performance goal for such fiscal year and a threshold for incentive award payment set at a percentage of the profit performance goal, below which no incentive award is payable, except to those eligible participants, other than Executive Officers, whose performance is rated as "exceptional" during the fiscal year. In the event the threshold for incentive award payment is not achieved, but the company is profitable, those participants who are not Executive Officers and who have received an appraisal rating of "exceptional" will be paid the amount of incentive award that would otherwise have been payable had 100% of the profit performance goal been achieved (the individual performance factor is not applicable in this event).

The incentive award payable upon meeting or exceeding the threshold level of achievement of the profit performance goal consists of preestablished percentages of base salary based on the organizational level of the participant and the actual profit performance of the company. At the beginning of each fiscal year, the Compensation Committee shall establish in writing for each participant organizational level, a formula setting forth the percentage of base salary payable as an incentive award determined by the actual profit performance relative to the profit performance goal for the fiscal year (the "Incentive Award Formula"). Additionally, participants who are not Executive Officers may have their incentive award amount increased or decreased from the amount otherwise payable, based on their individual job performance for the year and the nature of their position. Notwithstanding the individual performance factor, the incentive award payable is a function of the percentage of the profit performance goal actually achieved, which determines the percentage of the incentive award which would otherwise have been payable at 100% of target.

The terms "salary" and/or "base salary" shall mean the employee's base salary in effect on the final day of the company's fiscal year. Notwithstanding the above, all awards shall be subject to the limit set forth in "Maximum Award
Payable" below.

MAXIMUM AWARD PAYABLE

For any fiscal year, no Executive Officer of the company shall be paid an award in excess of 200% of the Chief Executive Officer's salary at the time the Plan was approved by the company's stockholders.

PROFIT GOALS

At the beginning of each fiscal year, the Management Committee will submit to the Compensation Committee of the Board of Directors recommendations for the profit performance goal and the Incentive Award Formula for the fiscal year. The profit performance goal and Incentive Award Formula will then be reviewed, approved and established in writing by the Compensation Committee as described above. The establishment by the Compensation Committee of the profit performance goal and the Incentive Award Formula for the fiscal year shall be no later than the latest time permitted under Section 162(m) of the Code. At the end of the company's fiscal year, the Compensation Committee will determine whether or not the company's profit performance goal has been met and will certify such determination in writing prior to payment of the incentive awards earned.

The profit performance goal is established to reflect operating performance. For purposes of the Plan, "profit" shall mean adjusted pretax earnings, prior to the payment of the incentive awards, excluding, however, extraordinary items. Extraordinary items are significant unanticipated and/or non-recurring items that would impact the year's pretax earnings either positively or negatively.

Each participant in the Plan shall be advised of the profit performance goal for the coming fiscal year and the Incentive Award Formula that will determine for a participant at such participant's organizational level the incentive award that will be payable upon achieving or exceeding the threshold percentage of the profit performance goal.

ELIGIBILITY FOR PAYMENT OF INCENTIVE AWARD

Except as otherwise provided below, in order to be eligible for an incentive award, a participant must be an active, full-time employee of the company on the last day of the fiscal year for which the incentive award is earned.

NEW EMPLOYEES AND PROMOTIONS. New employees who become eligible participants after the beginning of the fiscal year will receive a prorata incentive award based on length of employment. An employee who is promoted into a position eligible for an incentive award (or subject to an Incentive Award Formula for a higher organizational level) during the fiscal year will receive an incentive award prorated on the basis of the starting date in his or her new position. An employee who is promoted into a position as an Executive Officer during the fiscal year will be eligible for an incentive award on a prorata basis and will NOT be eligible for an additional individual performance award.

TERMINATION. Voluntary resignation prior to the end of a fiscal year will serve as a forfeiture of all incentive awards that the participant would have otherwise received. In the event of death prior to the last day of the applicable fiscal year, the company will pay to the estate of the participant a prorata portion of the incentive award that the participant would have otherwise received for such fiscal year.

An eligible participant involuntarily terminated for reasons other than cause prior to the last day of the applicable fiscal year, will be entitled to a prorata share of the incentive award that the participant would otherwise have received for such fiscal year. If employment is terminated for cause, including, but not limited to, dishonesty, violation of company policy or other actions harmful to the company, the Compensation Committee may at its discretion declare any incentive award forfeited.

Eligible employees, who terminate for any reason, other than for cause, after the end of the applicable fiscal year, will be entitled to full payment of any earned incentive award on the date fixed for payment.

The prorated portion of an incentive award paid in the event of death or involuntary termination will be determined on the basis of the period of employment during the applicable fiscal year prior to the date of death or termination, as the case may be. In no event will such prorated portion be paid unless achievement of the profit performance goal has been certified in writing by the Compensation Committee.

DISABILITY. If a participant is disabled by an accident or illness and is disabled long enough to be placed on the company's long term disability plan, his or her incentive award for the fiscal year shall be prorated, so that no incentive award shall be earned during the period the participant remains on long term disability.

Nothing in the Plan shall confer upon the participant any right to continue in the employ of the company or interfere in any way with the right of the company to terminate the participant's employment at any time. The Incentive Compensation Plan will not be deemed to constitute a contract of employment with any participant, nor be deemed to be consideration for the employment of any Participant.

PAYMENT. Incentive awards shall be paid by check, as soon as possible, after the fiscal year financial results are available and achievement of the profit performance goal has been certified in writing by the Compensation Committee.

To receive payment an eligible participant, whose employment relationship with the company has terminated, must submit a written request for such payment to the Senior Vice President, Human Resources by February 15th of the following year (E.G., to receive an award for the 1996 fiscal year, a written request is due February 15, 1995). The notification must include the participant's current home address and telephone number.

NON-TRANSFERABILITY. An incentive award shall be payable only to the participant and may not be transferred in any manner other than by will or laws of descent and distribution. An award cannot be alienated by assignment or by any other means, and shall not be subject to any action taken by the participant's creditors.

WITHHOLDING. All appropriate taxes will be deducted and withheld from the award payments, as required by foreign, federal, state and/or local laws.

Any rights accruing to a participant or his or her beneficiary under the Plan shall be solely those of an unsecured general creditor of the company. Nothing contained in the Plan and no action taken pursuant to the provisions thereof will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the company or the Compensation Committee and the participant, or his or her beneficiary, or any other person. Nothing herein will be construed to require the company or the Compensation Committee to maintain any fund or to segregate any amount for a participant's benefit.

PLAN AUTHORITY AND ADMINISTRATION

The Plan, as set forth in this document, represents the general guidelines the company presently intends to utilize to determine what incentive awards, if any, will be paid. If, however, at the sole discretion of the Compensation Committee, the company's best interest is served by applying different guidelines to certain individuals, or to individuals under special or unusual circumstances, it reserves the right to do so by notice to such individuals at any time, or from time to time. To the extent that such applications are contrary to any provisions of the Plan, the Plan will be deemed amended to such extent. Notwithstanding the foregoing, the Compensation Committee shall have no discretion or authority to increase the amount of an incentive award paid to an Executive Officer in excess of the amount determined under the Incentive Award Formula applicable to such participant.

The Compensation Committee shall have full power and authority to interpret and administer the Plan and shall be the sole arbiter of all matters of interpretation and application of the Plan and the Compensation Committee's determination shall be final.

STOCKHOLDER APPROVAL

The material terms of this Plan shall be submitted to the company's stockholders for approval in accordance with Section 162(m) of the Code. The payment of awards under this Plan, for fiscal years beginning in 1996, is contingent upon the company obtaining such stockholder approval.

PLAN TERM

This Plan shall continue until terminated by the company's Board of Directors. The Board of Directors may at any time amend or terminate this Plan; provided, however, that if, and to the extent required to ensure the Plan's qualification under Section 162(m) of the Code as "performance-based compensation", any such amendment shall be subject to stockholder approval.